Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:     Russell J. Grimes

President and Chief Executive Officer

(410) 795-1900

Carroll Bancorp, Inc. Announces Third Quarter Results

SYKESVILLE, MD – October 20, 2016 – Carroll Bancorp, Inc. (the “Company”) (OTCQB: CROL), the parent company of Carroll Community Bank (the “Bank”), today announced quarterly net income of $42,000, or $0.04 per diluted common share, for the quarter ended September 30, 2016 compared to net income of $81,000, or $0.08 per diluted common share, for the quarter ended September 30, 2015. The Company earned $165,000, or $0.17 per diluted common share, for the nine months ended September 30, 2016 compared to net income of $211,000, or $0.23 per diluted common share, for the nine months ended September 30, 2015.

Total assets grew to $165.2 million at September 30, 2016, an increase of $13.8 million and $28.9 million, respectively, compared to December 31, 2015 and September 30, 2015. Loan balances increased slightly compared to December 31, 2015 as commercial loans increased by $8.2 million while residential mortgage loans declined by $5.9 million. Total loan commitments originated amounted to $25.4 million for the nine months ended September 30, 2016 with outstanding balances of $20.4 million at September 30, 2016, and total deposits increased by $13.8 million during the nine months ended September 30, 2016, with core deposits increasing by $22.0 million partially offset by the maturity of brokered deposits of $8.2 million.

Net interest income increased during the three and nine months ended September 30, 2016 by $31,000 and $404,000, respectively, compared to the three and nine months ended September 30, 2015, primarily as a result of the loan growth we experienced during 2015 having a full year to date impact in 2016. Our net interest margin declined to 3.11% and 3.28%, respectively, for the three and nine months ended September 30, 2016 compared to 3.73% and 3.74%, respectively, for the three and nine months ended September 30, 2015 due to the continuing impact of lower yields on new earning assets and the higher cost of funds on new deposits. Average earning assets increased by $32.7 million for the nine months ended September 30, 2016 compared to the same period last year with a majority of the growth attributable to increased loan balances.

Noninterest income increased during the three and nine months ended September 30, 2016 by $15,000 and $46,000, respectively, compared to the same periods in 2015. The increases are primarily the result of the implementation of a new secondary market loan program with the Federal Home Loan Bank resulting in gains of $13,000 and $59,000 for those periods. Noninterest expenses increased by $162,000 and $612,000, respectively, for the three and nine months ended September 30, 2016 compared to the same periods in 2015. This was primarily a result of increased operating expenses related to the personnel and facilities infrastructure put in place to expand our footprint into the Washington Metropolitan market, along with supplementing our Carroll County branch locations with experienced staff made available following the acquisition of Susquehanna Bank by BB&T in 2015.

Nonperforming loans were $109,000 at September 30, 2016 compared to $0 at December 31, 2015 and $201,000 at September 30, 2015, while total nonperforming assets increased slightly to $256,000 at September 30, 2016 compared to $199,000 at December 31, 2015 and $254,000 at September 30, 2015. Our past due loans increased to $3.2 million compared to $1.7 million at December 31, 2015 and $1.3 million at September 30, 2015. The increase at September 30, 2016 was primarily the result of a commercial loan for $2.0 million becoming past due as a result of a customer dispute as opposed to the customer’s ability to make contractual payments.

During the three months ended September 30, 2016, the Company purchased 9,200 shares of its common stock as part of the plan approved by the Company’s Board of Directors to repurchase up to 38,634 shares. As of September 30, 2016, the Company had purchased a total of 23,722 shares of common stock under this plan.

“Loan originations have continued on budget for 2016, totaling $25 million. Most of the originations consist of commercial construction loans and commercial investor loans along with strong demand for residential home equity lines of credit. The rapid pace of refinancing of our residential mortgage loan portfolio has continued during the third quarter of 2016. These continued effects have slowed our overall loan growth which in turn has hindered net income for the year. We expect this trend to continue into the fourth quarter. As part of our goal to improve net income management continues to stay focused on reducing operating expenses.” stated Russell J. Grimes, President and CEO of Carroll Bancorp, Inc.

Carroll Bancorp, Inc.’s common stock trades on the OTC Markets (www.otcmarkets.com) under the symbol “CROL.” For more information, visit our website at www.carrollcobank.com or contact Russell Grimes, President & CEO, at 410-795-1900.

About Carroll Bancorp, Inc. and Carroll Community Bank

Carroll Bancorp, Inc. is the holding company of Carroll Community Bank. Carroll Community Bank, originally founded in 1870, is a state-chartered commercial bank with branch offices in the towns of Eldersburg, Westminster and Bethesda, Maryland. Carroll Community Bank operates as a community-oriented institution, offering a variety of loan and deposit products and serving the financial needs of its local community.

Forward-Looking Statements: The statement in this release that we expect this trend of the rapid pace of residential mortgage loan refinancing to continue is a forward-looking statement within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statement is based on our current beliefs and expectations and is inherently subject to business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, such forward-looking statement is subject to assumptions with respect to future business strategies and decisions that are subject to change. Potential risks and uncertainties include, but are not limited to, deterioration in general economic conditions, particularly in our market areas, unexpected changes in interest rates and loan demand, as well as other risks and uncertainties as described in Carroll Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015 (File No. 000-54422), and in other filings we may make. We do not take any obligation to update any forward-looking statement to reflect events or developments after a forward-looking statement was made.

Financial Highlights
	At September 30,	At December 31,	At September 30,
(Dollars in thousands)	2016	2015	2015
Selected Financial Condition Data:	(unaudited)	(audited)	(unaudited)
Total assets	$165,152	$151,337	$136,223
Total loans	131,448	129,334	111,771
Allowance for loan losses	959	901	842
Deposits	135,894	122,101	105,195
Federal Home Loan Bank advances	12,500	12,500	14,500
Total stockholders' equity	16,297	16,293	16,205

Asset Quality Ratios:
Allowance for loan losses to total loans	0.73%	0.70%	0.75%
Nonperforming loans to total loans	0.08%	0.00%	0.18%
Nonperforming assets to total assets	0.15%	0.13%	0.19%

Capital Ratios (bank level):
Total capital to risk-weighted assets	15.04%	15.98%	17.14%
Tier 1 capital to risk weighted assets	14.19%	15.11%	16.26%
Tier 1 capital to average assets	9.94%	9.95%	11.95%
Tangible equity to tangible assets	9.63%	10.37%	11.44%

(unaudited)	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
( Dollars in thousands, except per share data)	2016	2015	Variance	2016	2015	Variance
Selected Operating Data:
Interest and dividend income	$1,471	$1,333	$138	$4,414	$3,751	$663
Interest expense	268	161	107	732	473	259
Net interest income	1,203	1,172	31	3,682	3,278	404
Provision for loan losses	2	35	(33)	39	93	(54)
Net interest income after provision for loan losses	1,201	1,137	64	3,643	3,185	458
Noninterest income	67	52	15	189	143	46
Noninterest expense	1,214	1,052	162	3,605	2,993	612
Income before income tax expense	54	137	(83)	227	335	(108)
Income tax expense	12	56	(44)	62	124	(62)
Net income	$42	$81	$(39)	$165	$211	$(46)
Basic earnings per share	$0.05	$0.09	$(0.04)	$0.18	$0.24	$(0.06)
Diluted earnings per share	$0.04	$0.08	$(0.04)	$0.17	$0.23	$(0.06)

Select Financial Ratios:
Return on average assets	0.10%	0.25%		0.14%	0.23%
Return on average equity	1.02%	1.98%		1.34%	1.81%
Interest rate spread	3.00%	3.64%		3.19%	3.64%
Net interest margin	3.11%	3.73%		3.28%	3.74%
Efficiency ratio	95.58%	85.94%		93.12%	87.46%
Noninterest expense to average assets	3.02%	3.20%		3.09%	3.26%

Average interest-earning assets to average interest-bearing liabilities	115.03%	118.25%		115.22%	118.26%